EXHIBIT F-1



                                                  March 21, 1997


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Ladies and Gentlemen:

          This opinion is furnished to the Securities and Exchange Commission (the "Commission") in connection with the filing with the Commission of the Application on Form U-1 (File 70-____) (the "Application") of DQE, Inc. ("DQE") and DQE Energy Services, Inc. ("Energy Services") under the Public Utility Holding Company Act of 1935, as amended (the "Act"). DQE and Energy Services shall be referred to herein as the "Applicants". The Application requests that the Commission issue an order authorizing (i) the assignment by Allegheny Development Corporation ("ADC") to DH Energy, Inc. ("DH Energy") of all of ADC's rights and obligations under the Heinz Facility Lease between ADC and Heinz USA, a division of H.J. Heinz Company ("Heinz"), dated as of January 22, 1997 and the Energy Supply Agreement among ADC, Heinz and Duquesne Energy, Inc., a Pennsylvania corporation and a wholly owned subsidiary of Energy Services, dated as of January 22, 1997 and (ii) the execution of an Operation and Maintenance Services Agreement between ADC and Newco, an entity to be formed under the laws of the Commonwealth of Pennsylvania which will be a wholly owned subsidiary of Energy Services ("Newco") pursuant to which Newco will serve as operator of ADC's energy facility located at the Midfield Terminal Complex at the Greater Pittsburgh International Airport.

          In connection with this opinion, I have examined originals or copies certified or otherwise identified to our satisfaction of such corporate records of DQE, Energy Services, DH Energy and Heinz, certificates of public officials, certificates of officers and representatives of DQE, Energy Services, DH Energy and Heinz and other documents as I have deemed necessary in order to render the opinions hereinafter set forth.

          In such examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals and the conformity to the original documents of all documents submitted to me as copies. As to any facts material to our opinion, I have, when relevant facts were not independently established, relied upon the aforesaid agreements, instruments, certificates and documents.

          Based on the foregoing, and subject to the assumptions and conditions set forth herein, I am of the opinion that when the Commission has taken the action requested in the Application:

       1. All state laws applicable to the proposed transactions will have been complied with.

       2. DH Energy is a corporation validly organized, duly existing and in good standing in the Commonwealth of Pennsylvania.

       3. The common stock of DH Energy issued to Energy Services is validly issued, fully paid and non-assessable and Energy Services as the holder thereof, is entitled to the rights and privileges appertaining thereto as set forth in the corporate documents defining such rights and privileges.

       4. Energy Services has legally acquired all of the issued and outstanding common stock of DH Energy.

      5. DH Energy may legally enter into and consummate the transactions.

      6. The consummation of the transactions will not violate the legal rights of the holders of any securities issued by the Applicants.

          I am a member of the Bar of Commonwealth of Pennsylvania and do not purport to be expert on, nor do I opine as to, the laws of any jurisdiction other than the Commonwealth of Pennsylvania and the federal laws of the United States of America.

          I hereby consent to the use of this opinion as an exhibit to the Application.

                                            Very truly yours,


                                            /s/ Linda S. Ackerman

                                            Linda S. Ackerman
                                            Assistant General Counsel